Exhibit l.4

September 28, 2017

Stradley Ronon Stevens & Young, LLP

191 N. Wacker Dr., Ste. 1601

Chicago, Illinois 60606

RE:	Nuveen Emerging Markets Debt 2022 Target Term Fund

Ladies and Gentlemen:

As special Massachusetts counsel to Nuveen Emerging Markets Debt 2022 Target Term Fund, a Massachusetts business trust (the “Fund”), we consent to the incorporation by reference of our opinion filed with the Securities and Exchange Commission in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File Nos. 333-218616 and 811-23262) on August 7, 2017.

In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP